Exhibit 99.1

ACHILLION REPORTS 2013 FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

- Clinical portfolio advancement remains on-track with initiation of ACH-3102 and ACH-3422 based-studies throughout 2014 -

NEW HAVEN, Conn. (March 7, 2014) – Achillion Pharmaceuticals, Inc. (Nasdaq: ACHN) today reported financial results for the three and twelve months ended December 31, 2013.

For the three months ended December 31, 2013, the Company reported a net loss of $13.4 million, compared to a net loss of $11.2 million in the three months ended December 31, 2012. For the full year ended December 31, 2013, the Company’s net loss was $59.0 million, or $0.63 per share, compared to a net loss of $47.1 million for the year ended December 31, 2012, or $0.64 per share. Cash, cash equivalents, marketable securities and interest receivable at December 31, 2013 were $159.1 million.

Dr. Milind Deshpande, Ph.D., President and Chief Executive Officer of Achillion commented, “With the multiple programs we are advancing, we are more excited than ever about the near- and long-term prospects for our HCV portfolio. With the completion of non-clinical studies with our nucleotide uridine-analog prodrug, ACH-3422, the robust HCV genotype 1b results we have reported on ACH-3102, our second-generation, pan-genotypic NS5A inhibitor, and the advancement of our second-generation protease inhibitor, ACH-2684, into a drug-drug interaction study with ACH-3102, we remain on-track to initiate clinical trials and release results throughout the year. With the strength of our portfolio, we believe we can achieve our goal of advancing commercially-competitive regimens with high cure rates following 8 weeks or less of safe and well-tolerated treatment.”

Advancement of Clinical Portfolio On-Track

ACH-3102-based Development Program for the Treatment of Genotype 1b HCV

•	Achillion expects to complete a Phase 1 drug-drug interaction study evaluating ACH-3102 in combination with ACH-2684 during the second quarter of 2014 which aims to support further clinical evaluation of this combination for the treatment of genotype 1b HCV.

•	Based upon robust results previously reported evaluating ACH-3102 in combination with ribavirin and with sovaprevir for the treatment of genotype 1b HCV, Achillion plans to initiate a Phase 2 trial evaluating ACH-3102 in combination with ACH-2684, a macrocyclic NS3/4A protease inhibitor, for 12 weeks or less. The trial is expected to begin during the second quarter of 2014.

ACH-3422-based Development Program for Treatment of All Genotypes

•	With the completion of all preclinical studies to support the advancement of ACH-3422 toward clinical development, Achillion expects to initiate Phase 1 studies with this nucleotide inhibitor outside of the United States during the second quarter of 2014. Proof-of-concept results from HCV-infected patients are anticipated during the third quarter of 2014.

•	Achillion plans to initiate a clinical trial based on ACH-3422 in combination with other agents by the end of 2014.

•	Achillion plans to initiate in the second quarter of 2014 a Phase 2 pilot trial of ACH-3102 in combination with sofosbuvir for durations of 8 weeks and less for the treatment of genotype 1 HCV. This trial aims to optimize the use of ACH-3102 in combination with a NS5B nucleotide polymerase inhibitor providing data to support future trials in combination with ACH-3422, Achillion’s preclinical NS5B nucleotide polymerase inhibitor.

Sovaprevir: N3/4A Protease Inhibitor

•	As previously disclosed, the U.S. Food and Drug Administration, or FDA, placed a clinical hold on sovaprevir. Achillion plans to submit a package and expects to receive a response from the FDA regarding the clinical hold on sovaprevir during the first half of 2014.

“Our focus is to be adaptive in our HCV clinical development plans to ensure that we rapidly and safely advance our regimens through clinical trials,” commented Dr. David Apelian, Chief Medical Officer of Achillion. “By utilizing sofosbuvir as a proxy for our nucleotide ACH-3422, we believe we can most efficiently generate study results that will support the advancement of our programs toward registrational studies.”

Management Promotions

The Company also announced today that Mary Kay Fenton has been promoted to Executive Vice President and Chief Financial Officer and that Joseph Truitt has been promoted to Executive Vice President and Chief Commercial Officer.

Milind Deshpande commented, “Mary Kay and Joe have helped create the strong balance sheet, corporate infrastructure and positive commercial positioning at Achillion which are key to our past and future success. I, along with the entire senior management team, will continue to rely upon their abilities as we continue to mature as an organization and advance our HCV portfolio.”

Fourth Quarter 2013 Financial Results

The Company reported a net loss of $13.4 million for the three months ended December 31, 2013, compared to a net loss of $11.2 million for the three months ended December 31, 2012. Research and development expenses were $10.1 million in the fourth quarter of 2013, compared to $8.4 million for the same period of 2012, the increase primarily resulting from costs related to ACH-3422 preclinical studies offset by decreased clinical trial expenses related to sovaprevir. Personnel costs and non-cash stock-based compensation also increased due to the addition of personnel in the development group. There was no revenue for the three months ended December 31, 2013 compared to $118,000 in the three months ended December 31, 2012.

For the three months ended December 31, 2013, general and administrative expenses totaled $3.4 million, compared to $2.9 million in the same period in 2012, the increase primarily resulting from increased non-cash stock compensation combined with increased insurance costs.

Year-end 2013 Financial Results

For the year ended December 31, 2013, the Company reported a net loss of $59.0 million, compared to a net loss of $47.1 million in 2012. For the year ended December 31, 2013, research and development expenses totaled $46.7 million, compared to $39.0 million in 2012. The increase in research and development expenses from 2012 to 2013 was primarily the result of increased costs related to combination trials and drug interaction studies of sovaprevir and ACH-3102, increased costs related to ACH-3422 preclinical studies, and increased scientific consulting fees. Personnel costs and non-cash stock-based compensation also increased due to the addition of personnel in the development group. These costs were partially offset by decreased clinical trial expenses related to ACH-2684.

There were no revenues during 2013, compared with $2.6 million in the prior year period. Revenue during 2012 was related to recognition of deferred revenue under the Company’s former collaboration with Gilead Sciences, Inc.

General and administrative expenses were $12.7 million for the year ended December 31, 2013, compared to $10.9 million for the year ended December 31, 2012, the increase primarily resulting from increased non-cash stock compensation combined with increased business development consulting fees and insurance costs.

2014 Financial Guidance

At December 31, 2013, Achillion had cash, cash equivalents, marketable securities and interest receivable of approximately $159.1 million. The Company expects that research and development expenses during 2014 will be approximately $55 - 60 million and that net cash used in operating activities in 2014 will be approximately $60 - 65 million based on current operating plans, anticipated timelines and the estimated cost of clinical trials and product development programs. The net loss per share is anticipated to approximate $0.70 per share.

About HCV

The hepatitis C virus is the most common cause of viral hepatitis, which is an inflammation of the liver. It is currently estimated that more than 150 million people are infected with HCV worldwide including more than 5 million people in the United States. Three-fourths of the HCV patient population is undiagnosed; it is a silent epidemic and a major global health threat. Chronic hepatitis, if left untreated, can lead to permanent liver damage that can result in the development of liver cancer, liver failure or death. Few therapeutic options currently exist for the treatment of HCV infection. The current standard of care is limited by its specificity for certain types of HCV, significant side-effect profile, and injectable route of administration.

About Achillion Pharmaceuticals

Achillion is an innovative pharmaceutical company dedicated to bringing important new treatments to patients with infectious disease. Achillion’s discovery, clinical development, and commercial teams have advanced multiple novel product candidates with proven mechanisms of action into studies and toward the market. Achillion is focused on solutions for the most challenging problems in infectious disease including HCV and resistant bacterial infections. For more information on Achillion Pharmaceuticals, please visit www.achillion.com or call 1-203-624-7000.

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those indicated by such forward-looking statements, including statements with respect to: the potential benefits and prospects for Achillion’s portfolio of HCV compounds; the expected efficiency and benefits of Achillion’s clinical trial design approaches; Achillion’s 2014 financial guidance; the Company’s 2014 milestone goals, including with respect to advancing compounds into and through clinical development and obtaining data readouts from trials of its compounds; and its plans and timing with respect to the FDA clinical hold on sovaprevir. Achillion may use words such as “expect,” “anticipate,” “project,” “intend,” “plan,” “aim,” “believe,” “seek,” “ estimate,” “can,” and “may” and similar expressions to identify such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things Achillion’s ability to: demonstrate in any current and future clinical trials the requisite safety, efficacy and combinability of its drug candidates; advance the preclinical and clinical development of its drug candidates, including ACH-3422, ACH-3102 and ACH-2684, under the timelines it projects in current and future clinical trials; satisfactorily respond to the clinical hold placed on sovaprevir by the FDA; obtain and maintain necessary regulatory approvals; obtain and maintain patent protection for its drug candidates and the freedom to operate under third party intellectual property; establish commercial manufacturing arrangements; identify, enter into and maintain collaboration agreements with appropriate third-parties; compete successfully with other companies that are seeking to develop improved therapies for the treatment of HCV; manage expenses; manage litigation; raise the substantial additional capital needed to achieve its business objectives; and successfully execute on its business strategies. These and other risks are described in the reports filed by Achillion with the U.S. Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, and its subsequent SEC filings.

In addition, any forward-looking statement in this press release represents Achillion’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Achillion disclaims any duty to update any forward-looking statement, except as required by applicable law.

Company Contact:	Investors:

Glenn Schulman	Mary Kay Fenton
Achillion Pharmaceuticals, Inc.	Achillion Pharmaceuticals, Inc.
Tel. (203) 624-7000	Tel. (203) 624-7000
gschulman@achillion.com	mfenton@achillion.com

Media:	Investors:

Emily Johnson	Lee Stern
Ogilvy PR	The Trout Group, LLC
Tel. (212)880-5316	Tel. (646) 378-2922
emily.johnson@ogilvy.com	lstern@troutgroup.com

— Financial Tables Attached —

ACHILLION PHARMACEUTICALS INC. (ACHN)

Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Revenue	$—	$118	$—	$2,607

Operating expenses:
Research and development	10,107	8,436	46,736	38,999
General and administrative	3,387	2,936	12,741	10,901

Total operating expenses	13,494	11,372	59,477	49,900

Loss from operations	(13,494)	(11,254)	(59,477)	(47,293)

Other income (expense):
Interest income	153	66	582	234
Interest expense	(9)	(16)	(52)	(68)

Net loss	$(13,350)	$(11,204)	$(58,947)	$(47,127)

Net loss per share - basic and diluted	$(0.14)	$(0.14)	$(0.63)	$(0.64)

Weighted average shares outstanding - basic and diluted	96,705	79,523	93,983	73,965

Balance Sheets

(Unaudited, in thousands)

	December 31, 2013	December 31, 2012

Cash, cash equivalents, marketable securities and interest receivable	$159,104	$77,659
Working capital	115,379	58,731
Total assets	162,417	81,530
Long-term liabilities	56	347
Total liabilities	9,459	9,483
Total stockholders’ equity	152,958	72,047